Exhibit 99.1

Molina Healthcare Reports Second Quarter Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--Aug. 4, 2004--Molina Healthcare, Inc. (NYSE: MOH), a multi-state managed care organization providing quality care and accessible services to low-income families and individuals, today announced results for the second quarter and six months ended June 30, 2004.
    Net income for the second quarter ended June 30, 2004, was $12.0 million, or $0.43 per diluted share, compared with net income for the quarter ended June 30, 2003, of $10.9 million, or $0.57 per diluted share. Net income per diluted share for the second quarter of 2004 was calculated based upon diluted shares outstanding of 27.7 million, as compared with the prior year's 19.2 million diluted shares outstanding. The increase in diluted shares was principally the result of the Company's issuance of 7.6 million shares in its July 2003 initial public offering of common stock and 1.8 million shares in its secondary offering in March 2004, partially offset by share repurchases. Operating activities provided $12.0 million in cash for the quarter ended June 30, 2004.
    Net income for the six months ended June 30, 2004, was $23.0 million, or $0.86 per diluted share, compared with net income for the six months ended June 30, 2003, of $18.9 million, or $0.97 per diluted share. Net income per diluted share for the first six months of 2004 was calculated based upon diluted shares outstanding of 26.8 million, as compared with the prior year's 19.5 million diluted shares outstanding. Operating activities provided $24.0 million in cash for the six months ended June 30, 2004.
    Commenting on recent events, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, stated, "I am pleased with the execution of our business plan. We are successfully integrating acquisitions in both new and existing markets. We continue to leverage our robust and flexible administrative infrastructure across a growing member base. Excluding premium taxes, SG&A expenses for the second quarter of 2004 were less than 6% of premium and other operating revenue. Lastly, the announcement of rate increases in Michigan to take effect October 1, 2004, coupled with the announcement of smaller than anticipated reductions to rates in California, suggest that we will see improved margins and strong results beginning in the fourth quarter of this year and well into 2005."

    Financial Results - Comparison of Quarters Ended June 30, 2004 and
2003

    Premium revenues for the second quarter of 2004 were $247.5 million, representing an increase of $54.0 million (27.9%) over 2003 premium revenue of $193.5 million.
    Membership growth contributed $38.6 million in increased premium revenue. Effective June 1, 2004, the Company's Washington HMO added approximately 56,000 members as a result of its acquisition of the Healthy Options (Medicaid) and Basic Health Plan contracts of Premera Blue Cross.
    Increased premium rates contributed an additional $15.4 million in premium revenue during the second quarter of 2004 when compared with the same period in 2003. Membership growth in Washington and Michigan, which have higher premium rates than California, was the primary source of higher premium rates on a blended basis. During the second quarter of 2004, the Company recognized $1.1 million of out of period premium revenue as a result of the publication by the state of California of new rates for the contract year beginning October 1, 2003. The revenue recognized represents the extent to which rate reductions expected for the period of October 1, 2003 through March 31, 2004, have been scaled back.
    Medical care costs as a percentage of premium and other operating revenue (medical care ratio) increased to 84.2% in the second quarter of 2004 from 82.5% in the second quarter of 2003. Medical care costs increased in absolute terms to $209.0 million in the second quarter of 2004 from $160.6 million in the second quarter of 2003. Hospital, specialty and pharmacy costs all increased as a percentage of premium and other operating revenues. Increases in these costs were partially the result of changes in contracting arrangements at the Company's Washington HMO between 2004 and 2003. During the third quarter of 2003, there was a significant shift of membership at the Washington HMO subsidiary from full risk capitation to fee-for-service contracts, resulting in a shift from medical costs (where capitation expense is reported) to hospital, specialty and pharmacy costs.
    The increase in the medical care ratio was most pronounced at the Company's Michigan HMO. Despite a slight decline in per member per month medical costs compared with the second quarter of 2003, per member per month premium revenue declined by a greater amount due to shifts in the geographic mix of the Company's membership in that state, as well as shifts between aid categories. This resulted in a higher medical care ratio in Michigan. The state of Michigan has announced that actuarially sound premium rates will be implemented effective October 1, 2004. Based upon available information, the Company believes that it will receive a blended rate increase of approximately 10% for its current membership as of that date. The Company further believes that the anticipated rate increase will significantly reduce the medical care ratio of its Michigan HMO.
    Temporary increases in utilization among membership acquired from Premera Blue Cross of Washington effective June 1, 2004, also led to increased medical care costs in the second quarter of 2004. The Company has in the past experienced similar temporary increases in medical care costs for newly acquired blocks of membership.
    Salary, general and administrative expenses were $18.8 million for the second quarter of 2004, representing 7.6% of operating revenue, as compared with $15.4 million, or 7.9% of total operating revenue, for the second quarter of 2003. Excluding premium taxes, SG&A expenses decreased to 5.9% of operating revenue in the second quarter of 2004 as compared with 6.7% in the second quarter of 2003.

    Financial Results - Comparison of Six Months Ended June 30, 2004
and 2003

    Premium revenues for the six months ended June 30, 2004, were $465.3 million, representing an increase of $80.4 million (20.9%) over premium revenue for the six months ended June 30, 2003, of $384.9 million.
    Membership growth for the first half of 2004 contributed $63.7 million in increased premium revenue. Excluding the state of Utah, increased premium rates contributed an additional $21.7 million in premium revenue during the first half of 2004 when compared with the same period in 2003.
    Premium revenue increases were partially offset by a $5.0 million decline in revenue recognized under the Company's cost reimbursement contract with the state of Utah. This decline in revenue was a direct result of the Company's successful management of healthcare costs in that state. Improved healthcare cost management in Utah also led to the recognition during the first half of 2004 of $1.4 million of savings sharing income. The savings sharing income is reported as "other operating revenue" in the Company's Consolidated Income Statements and represents the estimated savings incentive payments generated during the period of July 1, 2003 through June 30, 2004.
    The medical care ratio increased to 84.2% in the first half of 2004 from 83.7% in the same six-month period of 2003. Medical care costs increased in absolute terms to $393.3 million in the six months ended June 30, 2004, from $323.3 million in the same period of 2003. Hospital, specialty and pharmacy costs all increased as a percentage of premium and other operating revenues. As noted in the discussion of quarterly results above, increases in these costs were partially the result of changes in contracting arrangements at the Company's Washington HMO between 2004 and 2003. As also noted above, the increase in the medical care ratio was most pronounced at the Company's Michigan HMO.
    Salary, general and administrative expenses were $36.3 million for the first half of 2004, representing 7.7% of operating revenue, as compared with $30.1 million, or 7.8% of total operating revenue, for the first half of 2003. Excluding premium taxes, SG&A expenses decreased to 6.2% of operating revenue for the six months ended June 30, 2004, as compared with 6.8% in the same six-month period of 2003.

    Acquisition Update

    During the second quarter, the Company announced that it had completed its acquisition of the Healthy Options (Medicaid) and Basic Health Plan contracts of Premera Blue Cross, adding approximately 56,000 members to the Company's Washington HMO. In addition, on July 1, 2004, the Company completed its acquisition of Health Care Horizons, Inc., the parent company of New Mexico-based Cimarron Health Plan, adding approximately 66,000 Salud (Medicaid) members. Effective as of August 1, 2004, Cimarron changed its name to Molina Healthcare of New Mexico, Inc.
    On June 21, 2004, the Company announced that the Rehabilitator of The Wellness Plan of Michigan has petitioned for approval to sell to the Company the rights to serve over 85,000 Wellness Plan members located in several counties. Closing of the transaction remains subject to purchase price adjustments and the negotiation of a definitive agreement. However, the Company anticipates the transaction to close in the fourth quarter of 2004.

    Cash Flow

    Operating activities provided $12.0 million in cash for the quarter ended June 30, 2004. Sequentially, the Company's days in claims payable also decreased from 53 days at the end of the first quarter of 2004 to 51 days at the end of the second quarter of 2004.
    Net cash provided by operating activities for the six months ended June 30, 2004, was $24.0 million, compared with $14.8 million for the six months ended June 30, 2003.
    At June 30, 2004, the Company had consolidated cash and short-term investments of approximately $295.5 million. On July 1, 2004, the Company paid approximately $69.0 million in consideration for Health Care Horizons and approximately $5.8 million for the settlement of Health Care Horizons bank debt.

    Membership

    The following table details the Company's membership by state at June 30, 2004 and 2003:


                                                       % Increase
                                     2004       2003   (Decrease)
                                  ---------  ---------  --------
     Michigan                        90,000     36,000    150.0%
     Washington                     269,000    177,000     52.0%
     California                     245,000    258,000     (5.0%)
     Utah                            48,000     44,000      9.1%
                                  ---------  ---------  --------
       Total                        652,000    515,000     26.6%
                                  =========  =========  ========


    The following table details member months (defined as the aggregation of each month's membership for the period) by state for the quarter and six months ended June 30, 2004 and 2003:


                                      Quarter Ended
                                        June 30,
                                  -------------------- % Increase
                                     2004       2003   (Decrease)
                                  ---------  ---------  --------
     Michigan                       268,000    106,000    152.8%
     Washington                     679,000    536,000     26.7%
     California                     742,000    768,000     (3.4%)
     Utah                           138,000    133,000      3.8%
                                  ---------  ---------  --------
       Total                      1,827,000  1,543,000     18.4%
                                  =========  =========  ========

                                     Six Months Ended
                                        June 30,
                                  -------------------- % Increase
                                     2004       2003    (Decrease)
                                  ---------  ---------  --------
     Michigan                       524,000    211,000    148.3%
     Washington                   1,269,000  1,062,000     19.5%
     California                   1,503,000  1,527,000     (1.6%)
     Utah                           270,000    267,000      1.1%
                                  ---------  ---------  --------
       Total                      3,566,000  3,067,000     16.3%
                                  =========  =========  ========

    These tables exclude the Health Care Horizons acquisition, which added 66,000 Medicaid members to the Company on July 1, 2004, and the expected addition of up to 85,000 Wellness Plan members anticipated to occur in the fourth quarter of 2004.

    Guidance

    The Company provides the following guidance for calendar year 2004. This guidance includes the acquisitions of Health Care Horizons, Inc. and the Medicaid and Basic Health contracts of Premera Blue Cross of Washington. The commercial line of business of Health Care Horizons will be treated for accounting purposes as discontinued operations and is excluded from this guidance. The guidance does not take into account the anticipated transfer of Michigan Wellness Plan members in the fourth quarter of 2004.

    Specifically, guidance for calendar year 2004 is:

    -- Earnings per diluted share from continuing operations will be in the range of $1.89 to $2.03, consistent with previously announced guidance;

    -- Net income from continuing operations will be in the range of $52.0 million to $55.8 million;

    -- Premium revenue from continuing operations will be in the range of $1.1 billion to $1.15 billion;

    -- The medical care ratio will be in the range of 83.5% to 84.0% of premium and other operating revenue; and

    -- Administrative expenses (including premium taxes) will be in the range of 7.9% to 8.3% of total revenue.

    These estimates assume an effective tax rate of 37.5%, which does not take into account any favorable state tax credits the Company might receive from prior periods during 2004. The Company anticipates that it will recognize out of year tax benefits during the third quarter of $0.02 to $0.03 per diluted share, inclusive of associated tax consulting fees. Management expects weighted average dilutive shares outstanding of 27.5 million for the year ending December 31, 2004.
    The Company will provide guidance for calendar year 2005 during its third quarter earnings call in November.

    Conference Call

    The live broadcast of Molina Healthcare's conference call will begin at 5:00 p.m. Eastern Time, August 4, 2004. The number to call for this interactive conference call is 212-341-7093. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.molinahealthcare.com or at www.fulldisclosure.com.
    Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. The Company currently operates health plans in California, Washington, Michigan, Utah and New Mexico.
    This press release contains "forward-looking statements" identified by words such as "will," "expects," "believes," "anticipates," "plans," "projects," "estimates," "intends," "assumes," and similar words and expressions. In addition, any statements that refer to earnings guidance, expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Except for the historical information contained in this release, all of the Company's forward-looking statements are based on current expectations and assumptions that are subject to numerous risks and uncertainties. Actual results could differ materially because of factors such as: the Company's ability to successfully integrate its acquisitions, the Company's third-party contracts, the Company's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, the implementation of announced rate increases, reduction in provider payments by governmental payors, disasters, and other risks and uncertainties as detailed in the Company's reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.



                        MOLINA HEALTHCARE, INC.
                    CONSOLIDATED INCOME STATEMENTS
  (In thousands, except for per share data and operating statistics)
                              (Unaudited)

                            Three Months Ended     Six Months Ended
                                June 30,               June 30,
                          --------------------- ---------------------
                             2004       2003       2004       2003
                          ---------- ---------- ---------- ----------
Revenue:
 Premium revenue            $247,455   $193,519   $465,323   $384,896
 Other operating revenue         691      1,141      1,986      1,532
 Investment income               912        323      1,775        662
                          ---------- ---------- ---------- ----------
   Total operating revenue   249,058    194,983    469,084    387,090

Expenses:
 Medical care costs:
  Medical services            51,511     54,830    102,279    107,303
  Hospital and
   specialty services        132,964     89,225    242,753    182,741
  Pharmacy                    24,573     16,538     48,233     33,281
                          ---------- ---------- ---------- ----------
  Total medical care costs   209,048    160,593    393,265    323,325
 Salary, general and
  administrative expenses     18,842     15,422     36,300     30,131
 Depreciation and
  amortization                 1,734      1,374      3,333      2,691
                          ---------- ---------- ---------- ----------
   Total expenses            229,624    177,389    432,898    356,147
                          ---------- ---------- ---------- ----------
 Operating income             19,434     17,594     36,186     30,943

Other income (expense):
 Interest expense               (258)      (625)      (513)      (752)
 Other, net (1)                  (19)        21      1,143         74
                          ---------- ---------- ---------- ----------
   Total other expense          (277)      (604)       630       (678)
                          ---------- ---------- ---------- ----------
 Income before
  income taxes                19,157     16,990     36,816     30,265
 Provision for
  income taxes                 7,207      6,043     13,768     11,338
                          ---------- ---------- ---------- ----------
   Net income                $11,950    $10,947    $23,048    $18,927
                          ========== ========== ========== ==========

Net income per share:
 Basic                         $0.44      $0.58      $0.87      $0.99
                          ========== ========== ========== ==========
 Diluted                       $0.43      $0.57      $0.86      $0.97
                          ========== ========== ========== ==========

Weighted average number
 of common shares and
 potential dilutive
 common shares
 outstanding              27,738,000 19,169,000 26,829,000 19,485,000
                          ========== ========== ========== ==========

Operating Statistics:
 Medical care ratio (2)         84.2%      82.5%      84.2%      83.7%

 Salary, general and
  administrative expense
  ratio (3) excluding
  premium taxes                  5.9%       6.7%       6.2%       6.8%
 Premium taxes included
  in salary, general and
  administrative expenses        1.7%       1.2%       1.5%       1.0%
                          ---------- ---------- ---------- ----------

   Total salary, general
    and administrative
    expense ratio               7.6%       7.9%       7.7%       7.8%
                          ========== ========== ========== ==========

 Members (4)                 652,000    515,000
 Days in claims payable           51         61

(1) For the six months ended June 30, 2004, includes $1.162 million in income arising from the termination in the first quarter of 2003 of a split dollar life insurance arrangement between the Company and a related party.
(2) Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.
(3) Salary, general and administrative expense ratio represents such expenses as a percentage of total operating revenue.
(4)  Number of members at end of period.

                        MOLINA HEALTHCARE, INC.
                      CONSOLIDATED BALANCE SHEETS
                        (Dollars in thousands)

                                                 June 30,    Dec. 31,
                                                   2004       2003
                                                ---------- ----------
                                               (Unaudited)
                                ASSETS

Current assets:
 Cash and cash equivalents                        $178,339   $141,850
 Investments                                       117,187     98,822
 Receivables                                        56,489     53,689
 Deferred income taxes                               2,486      2,442
 Prepaid and other current assets                    5,827      5,254
                                                ---------- ----------
  Total current assets                             360,328    302,057
Property and equipment, net                         18,277     18,380
Goodwill and intangible assets, net                 29,426     12,284
Restricted investments                               2,000      2,000
Deferred income taxes                                1,397      1,996
Advances to related parties and other assets         4,601      7,868
                                                ---------- ----------
  Total assets                                    $416,029   $344,585
                                                ========== ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Medical claims and benefits payable              $101,722   $105,540
 Accounts payable and accrued liabilities           13,325     11,419
 Income taxes payable                                2,786      2,882
                                                ---------- ----------
   Total current liabilities                       117,833    119,841
  Other long-term liabilities                        3,417      3,422
                                                ---------- ----------
  Total liabilities                                121,250    123,263

Commitments and contingencies                         --         --

Stockholders' equity:
 Common stock, $0.001 par value; 80,000,000
  shares authorized; issued and outstanding:
  27,428,679 shares at June 30, 2004 and
  25,373,785 shares at December 31, 2003                27         25
 Preferred stock, $0.001 par value; 20,000,000
  shares authorized, no shares issued
  and outstanding                                     --         --
 Additional paid-in capital                        154,719    103,854
 Accumulated other comprehensive income               (404)        54
 Retained earnings                                 160,827    137,779
 Treasury stock (1,201,174 shares, at cost)        (20,390)   (20,390)
                                                ---------- ----------
  Total stockholders' equity                       294,779    221,322
                                                ---------- ----------
  Total liabilities and stockholders' equity      $416,029   $344,585
                                                ========== ==========

                        MOLINA HEALTHCARE, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Dollars in thousands)
                              (Unaudited)

                                                  Six Months Ended
                                                       June 30,
                                                   2004        2003
                                                ---------- ----------
Operating activities:
Net income                                         $23,048    $18,927
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortization                      3,333      2,691
  Amortization of capitalized
   credit facility fees                                314        210
  Deferred income taxes                                516       (393)
  Stock-based compensation                              --        369
  Changes in operating assets and liabilities:
   Receivables                                      (2,800)   (40,414)
   Prepaid and other current assets                   (573)    (4,178)
   Medical claims and benefits payable              (4,018)    10,868
   Deferred revenue                                   --       23,392
   Accounts payable and accrued liabilities          1,906      1,057
   Income taxes payable and receivable               2,247      2,297
                                                ---------- ----------
Net cash provided by operating activities           23,973     14,826

Investing activities:
Purchase of equipment                               (2,172)    (3,319)
Purchases of investments                          (401,644)      --
Dispositions and maturities of investments         382,546       --
Net cash paid in purchase transactions             (18,000)      --
Other long-term liabilities                             (5)       (14)
Advances to related parties and other assets         2,953        (68)
                                                ---------- ----------
Net cash used in investing activities              (36,322)    (3,401)

Financing activities:
Issuance of common stock                            47,360       --
Proceeds from exercise of stock options
 and employee stock purchases                        1,478       --
Borrowings under credit facility                      --        8,500
Payment of credit facility fee                        --       (1,887)
Repayment of mortgage note                            --       (3,350)
Purchase of treasury stock                            --      (20,390)
                                                ---------- ----------
Net cash provided by (used in)
 financing activities                               48,838    (17,127)
                                                ---------- ----------
Net increase (decrease) in cash
 and cash equivalents                               36,489     (5,702)
Cash and cash equivalents
 at beginning of period                            141,850    139,300
                                                ---------- ----------
Cash and cash equivalents at end of period        $178,339   $133,598
                                                ========== ==========

                        MOLINA HEALTHCARE, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Dollars in thousands)
                              (Unaudited)

Supplemental cash flow information:
 Cash paid during the period for:
  Income taxes                                     $11,008     $9,434
                                                ========== ==========
  Interest                                            $197       $440
                                                ========== ==========

Schedule of non-cash investing
 and financing activities:
  Tax benefit from stock option
   exercises recorded as additional
   paid-in capital                                  $2,029        $--
                                                ========== ==========
 Change in unrealized gain on investments            $(733)       $--
 Deferred income taxes                                 275        $--
                                                ---------- ----------
 Change in net unrealized gain on investments        $(458)       $--
                                                ========== ==========
Details of acquisitions:
 Fair value of assets acquired                     $18,200        $--
 Liabilities assumed                                  (200)        --
                                                ---------- ----------
 Cash paid for acquisitions                        $18,000        $--
                                                ========== ==========

                        MOLINA HEALTHCARE, INC.
             CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
                        (Dollars in thousands)
                              (Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the six months ending June 30, 2004 and 2003:

                                                   Six Months Ended
                                                       June 30,
                                                   2004         2003
                                                ---------- ----------
Balances at beginning of period                   $105,540    $90,811
Components of medical care costs related to:
 Current year                                      398,970    332,352
 Prior years                                        (5,705)    (9,027)
                                                ---------- ----------
Total medical care costs                           393,265    323,325
Payments for medical care costs related to:
 Current year                                      310,162    246,177
 Prior years                                        86,921     66,280
                                                ---------- ----------
Total paid                                         397,083    312,457
                                                ---------- ----------
Balances at end of period                         $101,722   $101,679
                                                ========== ==========

    CONTACT: Molina Healthcare Inc., Long Beach
             J. Mario Molina, M.D., 562-435-3666